Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of May 23, 2018, between I.AM INC., a Nevada corporation (the “Company”), David J. Krause, an individual, (individually, a “Company Stockholder”), Deborah J. Krause, an individual (a “Company Stockholder” and with David J. Krause, the “Company Stockholders”) and Digital Power Lending, LLC, a California limited liability company (the “Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to the exemption from registration provided under Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement;

WHEREAS, the Company owes the Purchaser $1,715,363 (the “Outstanding Loan”) in outstanding principal, including accrued but unpaid interest, pursuant to a loan and security agreement, between the Company and the Purchaser, dated September 25, 2017 (as amended, the “Loan Agreement”);

WHEREAS, the Company Stockholders own 500 shares of Common Stock of the Company; and

WHEREAS, the parties desire that, following execution of this Agreement, and subject to the terms and conditions set forth herein, Deborah Krause will no longer be a shareholder of the Company; and

WHEREAS, the parties desire that, subject to the terms and conditions of this Agreement, upon closing of the sale of the Shares (as hereinafter defined) to the Purchaser, the Company Stockholders will return 481 of their shares to the Company for cancellation (250 shares by Deborah Krause, and 231 by David Krause), and that thereafter, as the Company repays the Outstanding Loan to the Purchaser in accordance with the Loan Agreement, the Purchaser will on a pro rata basis transfer shares, no less often than quarterly (provided such payments are made in accordance with the Loan Agreement), to David Krause, up to an aggregate of 471 shares;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
 DEFINITIONS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of California/ are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Closing Date” means the Business Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Shares, in each case, have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $1.00 per share, each entitling the owner to one vote per share owned,

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Management Agreement” means a written agreement to be entered into following the execution of this Agreement, between the Company and a separate management company formed and operated by David J. Krause, and/or Deborah Krause, and/or their assigns (the “Management Company”). Among the material provisions of the Management Agreement will be (i) the requirement that, while the Management Agreement is in effect, the Management Company be obligated to present to the Company any and all business opportunities of the kind for which the Company was formed, i.e., hospitality ventures; (ii) the Management Company will have an exclusive right with the Company to manage any and all hospitality ventures of the Company;  (iii) should the Company choose, by majority vote, not to pursue the business opportunity, the Management Company shall be free to undertake the opportunity on its own without further duty to the Company (iv) compensation payable (“Management Fee”) to the Management Company shall be, for each of the four initial Prep Kitchen locations (Del Mar, La Jolla, Little Italy, San Marcos (“Original Venues”) the purchase of which were funded by the Outstanding Loan, (a) for each month that such Original Venue is not profitable, $5,000 per month, or (b) for each month that such Original Venue achieves a gross profit, the greater of 6% of the gross revenue for such month, or $5,000, whichever is greater, provided that in the event that payment of the 6% Management Fee shall cause such venue to become unprofitable, the Management Company shall only be entitled to receive as much of the 6% Management Fee, if greater than $5,000, as would cause the particular venue to break even;  (v) the Management Fee for any new restaurant location acquired by the Company, through the efforts of the Management Company, or David J. Krause, or his assigns, following the execution of this Agreement, shall be 3% of gross revenue from each such new restaurant location.  Notwithstanding the foregoing, in the event the Management Company agrees to undertake the management of any restaurant location at the request of Purchaser, for example “Giulia”, then the management fee for each such restaurant location shall be 6% of gross revenue; (vi) in the event that the  Management Company is removed by the Company without Cause (as will be defined in the Management Agreement), the Management Company shall be entitled to compensation equal to One Million Dollars ($1,000,000), which sum shall be separately guaranteed by Purchaser, and payable in an initial payment of $250,000, with the remainder due in a lump sum no later than the tenth (10th) day of March of the year following the year Management Company is removed without Cause,  and  (vii)  in the event Management Company is removed by the Company for Cause, the Management Company will not be owed any further compensation by the Company

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

 “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Counsel” means Sichenzia Ross Ference Kesner LLP, with offices located at 1185 Avenue of the Americas, 37th Floor, New York, New York 10036.

“Purchase Price” shall meaning ascribed to such term in Section 2.1.

 “Purchaser Party” shall have the meaning ascribed to such term in Section 4.8.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Common Stock issued or issuable to the Purchaser pursuant to this Agreement.

“Transaction Documents” means this Agreement, the Management Agreement, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II.
 PURCHASE AND SALE

2.1          Closing.  On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company shall sell and issue to Purchaser, and the Purchaser shall purchase from the Company, nine-hundred eighty-one (981) Shares for an aggregate purchase price of $981.00 (the “Purchase Price”). The Purchaser shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to the Purchase Price and the Company shall deliver to the Purchaser the Shares, and the Company and the Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of Purchaser Counsel or such other location as the parties shall mutually agree.

2.2          Deliveries.

(a)          On or prior to the Closing Date (except as set forth below), the Company shall deliver or cause to be delivered to the Purchaser the following:

(i)            this Agreement duly executed by the Company;

(ii)           a certificate for the Shares;

(iii)          a copy of the executed consent of the board of directors of the Company approving the Transaction Documents and the issuance of the Shares to the Purchaser, in a form reasonably acceptable to the Purchaser;

(iv)          evidence reasonably satisfactory to the Purchaser that an aggregate of 481 shares of Common Stock of the Company owned by the Company Stockholders (consisting of 250 shares returned to the Company by Deborah J. Krause and 231 shares returned to the Company by David J. Krause) have been returned to the Company for cancellation and have been so cancelled; and

(v)          such other documents as may reasonably be requested by the Purchaser.

(b)          On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the following:

(i)          this Agreement duly executed by such Purchaser; and

(ii)          the Purchase Price by wire transfer to the account specified in writing by the Company for delivery to the account of the Company.

2.3          Closing Conditions.

(a)          The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)            the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)           all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii)          the delivery by the Purchaser of the items set forth in Section 2.2(b) of this Agreement shall have been made.

(b)          The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i)            the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein, in which case they shall be accurate as of such date);

(ii)           all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)          the Purchaser shall have received evidence reasonably satisfactory to the Purchaser that 250 shares have been returned to the  Company for cancellation by Deborah J. Krause and 231 shares have been returned to the Company for cancellation by David J. Krause) have been returned to the Company for cancellation in accordance with Section 3.1(g) of this Agreement, and such cancellation has been effectuated; and

(iv)          the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

ARTICLE III.
 REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Company and the Company Stockholders.  The Company and the Company Stockholders, jointly and severally, hereby make the following representations and warranties to the Purchaser:

(a)          No Subsidiaries.  The Company does not have any equity interest in any other Person.

(b)          Organization and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its articles of incorporation, bylaws or other organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)          Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith.  This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)          No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Shares and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s articles of incorporation, bylaws or other organizational or charter documents, or (other than to the Purchaser pursuant to the Transaction Documents) (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)          Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents.

(f)          Issuance of the Shares.  The Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company or otherwise. Assuming the accuracy of the representations and warranties of the Purchaser hereunder, the issuance of the Shares is exempt from registration under the Securities Act.

(g)          Capitalization.  The authorized capital of the Company consists of 1,000 shares of Common Stock, par value $1.00. The outstanding capital of the Company consists of 500 shares of Common Stock, 250 each of which are owned by David J. Krause and Deborah J. Krause, respectively. As of the Closing, Deborah J. Krause will have returned 250 shares of Common Stock to the Company for cancellation and David J. Krause will have returned to the Company 231 shares to the Company for cancellation, and such shares shall been cancelled, such that the outstanding capital stock of the Company will consist of 19 outstanding shares of Common Stock held by David J. Krause. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or the capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Shares. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h)          Financial Statements.  The financial statements of the Company provided to Purchaser (the “Financial Statements”) comply in all material respects with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). Such Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)          Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest Financial Statements, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice (B) liabilities not required to be reflected in the Financial Statements pursuant to GAAP, and (C) liabilities owed to Purchaser, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities.

(j)          Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.

(k)          Labor Relations.  No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. The Company is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)          Compliance.  Except for any agreements to which the Purchaser is a party, the Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is not and has not been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m)          Environmental Laws.          The Company (i) is in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) has received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct its business; and (iii) is in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)          Regulatory Permits.  The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o)          Title to Assets.  The Company has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties, and (iii) Liens held by Purchaser.  Any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases with which the Company is in compliance.

(p)          Intellectual Property.  The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect.

(q)          Registration Rights. No Person has any right to cause the Company or any other Person to effect the registration under the Securities Act of any securities of the Company.

(r)          Application of Takeover Protections.  The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti‑takeover provision under the Company’s articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Shares and the Purchaser’s ownership of the Shares.

(s)          Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

3.2          Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein):

(a)          Organization; Authority.  The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of California with full limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser.

(b)          Understandings or Arrangements.  Such Purchaser is acquiring the Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares (this representation and warranty not limiting such Purchaser’s right to sell the Shares in compliance with applicable federal and state securities laws).

(c)          Purchaser Status.  The Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act.

(d)          Experience of Purchaser.  The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE IV.
 OTHER AGREEMENTS OF THE PARTIES

4.1          Indemnification of Purchaser.   Subject to the provisions of this Section 4.1, the Company will indemnify and hold the Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents.  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.2          Indemnification of the Company.   Subject to the provisions of this Section 4.2, the Purchaser will indemnify and hold the Company and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Company Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, Company Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement or in the other Transaction Documents. If any action shall be brought against any Company Party in respect of which indemnity may be sought pursuant to this Agreement, such Company Party shall promptly notify the Purchaser in writing, and the Purchaser party shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Company Party. Any Company Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Company Party except to the extent that (i) the employment thereof has been specifically authorized by the Purchaser in writing, (ii) the Purchaser has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Purchaser and the position of such Company Party, in which case the Purchaser shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Purchaser will not be liable to any Company Party under this Agreement (y) for any settlement by a Company Party effected without the Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Company Party’s breach of any of the representations, warranties, covenants or agreements made by such SellerParty in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.2 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Company Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.3          Transfer of Shares to Company Stockholders upon Repayment of Outstanding Loan. Upon each payment of outstanding principal on  the Outstanding Loan made by the Company to the Purchaser in accordance with the Loan Agreement, Purchaser shall promptly transfer to David J. Krause, on a pro rata basis (rounded to the nearest whole share), up to a total of 471 of the shares that were returned by the Company Stockholders to the Company (such that, by way of example, upon a payment of $171,536 in outstanding principal on the Outstanding Loan (equal to 10% of the Outstanding Loan) made by the Company to Purchaser in accordance with the Loan Agreement, Purchaser shall transfer 10% of such 471 shares (or 47 shares) to David J. Krause.

4.4          Management Agreement. Following execution of this Agreement, the Purchaser and the Company Stockholders shall negotiate in good faith and use their commercially reasonable efforts to enter into the Management Agreement by June 29, 2018.  Until the Management Agreement is executed by all parties, the parties agree that there shall be no change in the management and officers of the Company, or in the duties the managers and officers have toward the Company; in the event such changes are made, then this Agreement is null and void. In the event that the Management Agreement is not entered into by June 29, 2018, then on July 2, 2018, (i) the Purchaser shall return to the Company for cancellation, all Shares owned by the Purchaser, in return for which Purchaser shall receive a full refund of the Purchase Price; and (ii) the Company shall sell to the Company Stockholders, and the Company Stockholders shall purchase from the Company, shares of Common Stock in an aggregate amount equal to the number of shares returned to the Company for cancellation by the Purchaser (allocated between the Company Stockholders in such amounts that following such sale, each Company Stockholder will own an equal amount of shares of the Company’s Common Stock, or as otherwise agreed to between the Company Stockholders), at a purchase price of $1.00 per share.

4.5          No Dilution without Mutual Consent. Following the closing of the sale of the Shares under this Agreement, the Company may not issue any shares of common stock (or securities convertible into or exercisable for common stock) (other than pursuant to this Agreement) without the prior written consent of David J. Krause and the Purchaser.

ARTICLE V.
 MISCELLANEOUS

5.1          Termination.  This Agreement may be terminated by the Purchaser, the Company Stockholders, or the Company by written notice to the other parties, if the Closing has not been consummated on or before May 31, 2018; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).

5.2          Fees and Expenses.  Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

5.3          Entire Agreement.  The Transaction Documents, including the recitals hereto and thereto, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4          Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address as set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto..

5.5          Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6          Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

5.8          No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.1.

5.9          Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state courts of California and/or the federal courts sitting in California. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the  San Diego, California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.1 or 4.2, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10          Survival.  The representations and warranties contained herein shall survive the Closing and the delivery of the Shares.

5.11          Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13          Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

5.14          Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, all parties will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.15          Payment Set Aside.  To the extent that any party makes a payment or payments to the other party pursuant to any Transaction Document or a party enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the complaining party, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.16          Saturdays, Sundays, Holidays, etc.If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.17          Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.18          Press Release.  No party will issue any press release regarding this Agreement that includes the names of the Company Stockholders without the prior written consent of the Company Stockholders.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

I.AM INC.	Address for Notice:
By: /s/ David Krause Name: David Krause Title: Manager With a copy to (which shall not constitute notice):	Fax:

DIGITAL POWER LENDING, LLC	Address for Notice:
By: /s/ William Corbet Name: William Corbett Title: Manager With a copy to (which shall not constitute notice):	Fax:

Address for Notice:

/s/ David Krause David J. Krause With a copy to (which shall not constitute notice):	Fax:

Address for Notice:

/s/ Deborah Krause Deborah J. Krause With a copy to (which shall not constitute notice):	Fax: